Exhibit 10.3

EXECUTION COPY

GUARANTEE AND COLLATERAL AGREEMENT

made by

KINETIC CONCEPTS, INC.

and certain of its Subsidiaries

in favor of

MORGAN STANLEY & CO. INCORPORATED

as Collateral Agent

Dated as of August 11, 2003

TABLE OF CONTENTS

SECTION 1	DEFINED TERMS

1.1	Definitions
1.2	Other Definitional Provisions

SECTION 2	GUARANTEE

2.1	Guarantee
2.2	Right of Contribution
2.3	No Subrogation
2.4	Amendments, etc. with Respect to the Borrower Obligations
2.5	Guarantee Absolute and Unconditional
2.6	Reinstatement
2.7	Payments

SECTION 3	GRANT OF SECURITY INTEREST

SECTION 4	REPRESENTATIONS AND WARRANTIES

4.1	Representations of Guarantors
4.2	Title; No Other Liens
4.3	Perfected First Priority Liens
4.4	Chief Executive Office
4.5	Inventory and Equipment
4.6	Farm Products
4.7	Pledged Securities
4.8	Receivables
4.9	Intellectual Property
4.10	Commercial Tort Claims
4.11	Deposit Accounts
4.12	Letter of Credit Rights

SECTION 5	COVENANTS

5.1	Delivery of Instruments and Chattel Paper
5.2	Maintenance of Insurance
5.3	Maintenance of Perfected Security Interest; Further Documentation
5.4	Changes in Locations, Name, etc
5.5	Notices
5.6	Investment Property
5.7	Receivables
5.8	Intellectual Property
5.9	Government Contracts
5.10	Deposit Accounts; Post-Closing Covenant

5.11	Bailees and Warehouses
5.12	Commercial Tort Claims

SECTION 6	REMEDIAL PROVISIONS

6.1	Certain Matters Relating to Receivables
6.2	Communications with Account Debtors and Obligors; Grantors Remain Liable
6.3	Pledged Stock
6.4	Proceeds to be Turned Over To Collateral Agent
6.5	Application of Proceeds
6.6	Code and Other Remedies
6.7	Intellectual Property
6.8	Deficiency

SECTION 7	THE COLLATERAL AGENT

7.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc.
7.2	Duty of Collateral Agent
7.3	Authorization of Financing Statements
7.4	Authority of Collateral Agent

SECTION 8	MISCELLANEOUS

8.1	Amendments in Writing
8.2	Notices
8.3	No Waiver by Course of Conduct; Cumulative Remedies
8.4	Enforcement Expenses; Indemnification
8.5	Successors and Assigns; Continuing Security Interest
8.6	Set-Off
8.7	Security Interest Absolute
8.8	Counterparts
8.9	Mortgages
8.10	Severability
8.11	Section Headings
8.12	Integration
8.13	GOVERNING LAW
8.14	Submission to Jurisdiction; Waivers
8.15	Acknowledgements
8.16	WAIVER OF JURY TRIAL
8.17	Additional Grantors
8.18	Releases

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SCHEDULES

Schedule 1	-	Notice Addresses of Guarantors
Schedule 2	-	Pledged Stock
Schedule 3	-	Pledged Debt
Schedule 4	-	Location, Chief Executive Office, Place Where Agreements Are Maintained, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule 5	-	Locations of Inventory and Equipment
Schedule 6	-	Patents, Trademarks and Trade Names, Copyrights and IP Agreements
Schedule 7	-	Financing Statements
Schedule 8	-	Commercial Tort Claims
Schedule 9	-	Deposit Accounts

ANNEX

Annex 1	-	Assumption Agreement

EXHIBITS

Exhibit A	-	Form of Account Control Agreement
Exhibit B-1	-	Form of Intellectual Property Security Agreement
Exhibit B-2	-	Form of Intellectual Property Security Agreement for Patent Application
Exhibit C-1	-	Form of Intellectual Property Security Agreement Supplement
Exhibit C-2	-	Form of Intellectual Property Security Agreement Supplement for Patent Application

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GUARANTEE AND COLLATERAL AGREEMENT, dated as of August 11, 2003, made by each of the signatories hereto (together with any other Domestic Subsidiary that may become a party hereto as provided herein, the “Grantors”), in favor of MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kinetic Concepts, Inc. (the “Company”), the Lenders parties thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Credit Suisse First Boston, as Syndication Agent, Wells Fargo Bank, National Association, as Issuing Bank, and JPMorgan Chase Bank, Wells Fargo Bank, National Association and The Bank of Nova Scotia, as Documentation Agents.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Company upon the terms and subject to the conditions set forth therein;

WHEREAS, the Company is a member of an affiliated group of companies that includes each Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Company to make valuable transfers to one or more of the Grantors in connection with the operation of their respective businesses;

WHEREAS, the Company and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Company under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Agents and the Lenders;

NOW, THEREFORE, in consideration of the premises and to induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Company thereunder, each Grantor hereby agrees with the Collateral Agent, for the ratable benefit of the Agents and the Lenders, as follows:

SECTION 1  DEFINED TERMS

1.1                                 Definitions.  (a)  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement (provided that for purposes of this Agreement, the term “Lender” shall include any Issuing Bank and any Person which is a party to an Eligible Hedge Agreement), and the following terms which are defined in the UCC are used herein as so defined:  Accounts, Account Debtors, Chattel Paper, Commercial Tort Claims, Deposit Account, Documents, Electronic

Chattel Paper, Equipment, Farm Products, Goods, Health-Care-Insurance Receivable, Instruments, Inventory, Letter-of-Credit Right, Payment Intangible, Promissory Note, Security, Securities Intermediary, Security Entitlement and Software.

(b)                                 The following terms shall have the following meanings:

“Agreement”:  this Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Borrower Obligations”:  the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Company (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit or any Eligible Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, guarantee obligations, reimbursement obligations, fees, commissions, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Collateral Agent or any other Agent or to the Lenders that are required to be paid by the Company pursuant to the terms of any of the foregoing agreements).

“Collateral”:  as defined in Section 3.

“Collateral Account”:  any collateral deposit account established by the Collateral Agent in the name of the Collateral Agent and under the sole dominion and control of the Collateral Agent.

“Control”:  any appropriate method of gaining control of collateral under the UCC, including, without limitation, under Sections 8-106, 9-104, 9-105, 9-106 and 9-107 of the UCC.

“Copyrights”:  all copyrights arising under the laws of the United States or any other country or political subdivision thereof, whether registered or unregistered and whether for published or unpublished works, and, with respect to the foregoing: (i) all registrations and applications therefor, and (ii) all renewals thereof.

“Eligible Hedge Agreement”:  any Foreign Currency Protection Agreement and Interest Rate Protection Agreement entered into with any Person that is a Lender or an Affiliate of a Lender at the time of entering into such Foreign Currency Protection Agreement or Interest Rate Protection Agreement, as the case may be.

“General Intangibles”:  all “general intangibles” as such term is defined in Section 9-102 of the UCC and, in any event, shall include, without limitation, with respect to any

Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder, in each case to the extent the grant by such Grantor of a security interest pursuant to this Agreement in its right, title and interest in such contract, agreement, instrument or indenture is not prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto, would not give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder, or is permitted with consent if all necessary consents to such grant of a security interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents); provided that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.

“Governmental Receivable”:  any Receivable of any Grantor with respect to which the obligor is a federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantor Obligations”:  with respect to any Guarantor, the collective reference to (i) the Borrower Obligations and (ii) all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, commissions, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Collateral Agent or any other Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”:  the collective reference to each Grantor other than the Company.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, Copyrights, Patents, Trademarks, Trade Secrets, and IP Agreements and all rights (but not the obligation) to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”:  any promissory note evidencing loans made by any Grantor to the Company or any of its Subsidiaries.

“IP Agreement”:  any agreement, permit, consent, or order relating to the license, development, use or disclosure of any Copyrights, Patents, Trademarks, Trade Secrets or Software to which a Grantor is a party or a beneficiary, in each case to the extent the grant by such Grantor of a security interest pursuant to this Agreement in its right, title and interest in such IP Agreement is not prohibited by such IP Agreement without the consent of any other party thereto, would not give any other party to such IP Agreement the right to terminate its obligations thereunder, or is permitted with consent if all necessary consents to such grant of a security interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents); provided that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such IP Agreement.

“Issuers”:  the collective reference to each issuer of a Pledged Security.

“Investment Property”:  all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC and, in any event, shall include, without limitation, the Pledged Securities.

“KCI USA”:  KCI USA, Inc., a Delaware corporation.

“Obligations”:  (i) in the case of the Company, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patents”:  all United States and foreign patents and patent applications, including, without limitation: (i) all reissues, extensions, divisions, continuations, continuations-in-part, renewals and re-examinations thereof, (ii) utility models and statutory invention registrations, and (iii) all inventions and improvements claimed or disclosed therein.

“Pledged Account Banks”: as defined in section 5.10.

“Pledged Debt”:  all indebtedness listed on Schedule 3 (as such schedule may be supplemented in accordance with Section 5.1 hereof), together with all additional indebtedness (and the instruments, if any, evidencing such indebtedness) at any time issued to any Grantor and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all such indebtedness; provided, however, that accounts receivable and any promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business shall not be included in Pledged Debt.

“Pledged Securities”:  the collective reference to the Pledged Debt and the Pledged Stock.

“Pledged Stock”:  the shares of Capital Stock listed on Schedule 2 (as such schedule may be supplemented in accordance with Section 5.6 hereof), together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other equity interests and all subscription warrants, rights or options issued thereon or with respect thereto; provided that, Pledged Stock shall not include any Capital Stock of a Person whose organizational documents (including, without limitation, any joint venture agreement) prohibit the pledge or other encumbrance of such Capital Stock.

“Proceeds”:  all “proceeds” as such term is defined in Section 9-102 of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Receivable”:  any right to payment for goods sold or leased, for services rendered or for any other monetary obligation, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance, and in any event, shall include any Account.

“Scheduled Assets”:  as defined in Section 3.

“Securities Act”:  the Securities Act of 1933, as amended.

“Supporting Obligation”: all “supporting obligations” as such term is defined in Section 9-102 of the UCC and, in any event, shall include, without limitation, all security agreements, guaranties, leases and other contracts securing or otherwise relating to any such Accounts, Chattel Paper, Documents, Instruments, Goods represented by the sale or lease or delivery which gave rise to any of the foregoing, returned or repossessed merchandise and rights of stoppage in transit, replevin, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party.

“Trademarks”:  all trademarks, trade names, domain names, trade dress, designs, slogans, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers now existing or hereafter adopted or acquired, whether in the United States, any State thereof, or any other country or political subdivision thereof, and, with respect to any and all of the foregoing: (i) all applications, registrations, and renewals in connection therewith (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), (ii) all goodwill associated therewith, and (iii) all common-law rights related thereto.

“Trade Secrets”:  all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided that if, by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or the priority of any security interest granted herein is governed by the Uniform Commercial Code in effect in a jurisdiction other than New York, then, as to the perfection or the effect of perfection or non-perfection or the priority of such security interest, “UCC” shall mean the Uniform Commercial Code in effect in such other jurisdiction.

1.2                                 Other Definitional Provisions.  (a)  The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)                                  Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2  GUARANTEE

2.1                                 Guarantee.  (a)  Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent, for the ratable benefit of the Agents and the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Company when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(b)                                 Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution provided in Section 2.2).

(c)                                  Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Collateral Agent or any Lender hereunder.

(d)                                 The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding (or any outstanding Letters of Credit have been cash collateralized) and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Company may be free from any Borrower Obligations.

(e)                                  No payment made by the Company, any of the Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent or any Lender from the Company, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, no Letter of Credit is outstanding (or any outstanding Letters of Credit have been cash collateralized) and the Commitments are terminated.

(f)                                    The guarantee contained in this Agreement is a guarantee of payment and not of collection.

2.2                                 Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3.  The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Agents and the Lenders, and each Guarantor shall remain liable to the Agents and the Lenders for the full amount guaranteed by such Guarantor hereunder.

2.3                                 No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of any Agent or any Lender against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by any Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Agents and the Lenders by the Company on account of the Borrower Obligations are paid in full, no Letter of Credit is outstanding (or any outstanding Letters of Credit have been cash collateralized) and the Commitments are terminated.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Agents and the Lenders segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

2.4                                 Amendments, etc. with Respect to the Borrower Obligations.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by any Agent or any Lender may be rescinded by such Agent or such Lender, as the case may be, and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Agent or any Lender, and the Credit Agreement, the other Loan Documents, any Eligible Hedge Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Collateral Agent (or the relevant Lenders) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released.  No Agent or Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5                                 Guarantee Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Company and any of the Guarantors, on the one hand, and the Agents and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company or any of the Guarantors with respect to the Borrower Obligations.  Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement, any other Loan Document, any Eligible Hedge Agreement, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company or any other Person against any Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance other than the express written release of such Guarantor from this Agreement by the Collateral Agent.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Company, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Company, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Agent or any Lender against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6                                 Reinstatement.  The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7                                 Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in Dollars at the office of the Collateral Agent located at Morgan Stanley & Co. Incorporated, 750 Seventh Avenue, 11th Floor, New York, New York 10020, Attn: Alice Lee (or such other address as shall be specified from time to time by the Collateral Agent).

SECTION 3  GRANT OF SECURITY INTEREST

Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Agents and the Lenders, a security interest in such Grantor’s right, title and interest in and to all of the following property, wherever located, whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)                                   all Accounts, including, without limitation, Health-Care-Insurance Receivables and all amounts owed to such Grantor for the licensing of Intellectual Property rights;

(b)                                  all Chattel Paper, including, without limitation, equipment leases and conditional sales agreements;

(c)                                   all Documents;

(d)                                  all Equipment (other than any vehicles the ownership of which is evidenced by a certificate of title);

(e)                                   all General Intangibles, including, without limitation, Payment Intangibles and Software;

(f)                                    all Instruments, including, without limitation, Promissory Notes;

(g)                                 all Intellectual Property;

(h)                                 all Inventory;

(i)                                     all Investment Property;

(j)                                     all Deposit Accounts;

(k)                                  all Commercial Tort Claims listed on Schedule 8 hereto and any additional Commercial Tort Claims;

(l)                                     all Letter-of-Credit Rights;

(m)                               all books and records pertaining to any and/or all of the Collateral; and

(n)                                  to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing Collateral;

provided that, notwithstanding the foregoing, no Lien or security interest is or shall be granted hereunder in, and the Collateral shall not include, (i) any asset or property described on Schedule 8.6(f) to the Credit Agreement (the “Scheduled Assets”), except that this limitation shall cease to apply to any such asset which is owned by any Grantor on the earlier of (the “Triggering Date”) (A) the date which is one year after the Closing Date and (B) the date on which the Administrative Agent sends a notice to such effect to the Company after the occurrence and during the continuation of an Event of Default (and any such asset shall automatically be subject to the Liens and security interests granted hereunder as of the Triggering Date), (ii) any Governmental Receivable (or any General Intangibles or Chattel Paper related thereto) to the extent that the grant of such Lien or security interest is not permitted by any applicable law, (iii) any Capital Stock of an entity organized under the laws of any jurisdiction outside of the United States of America to the extent such Capital Stock constitutes more than 65% of all the issued and outstanding shares of all classes of the Capital Stock of such entity, (iv) the Capital Stock of EMD CV and IMD CV owned by KCII, KCI International and/or KCII Holdings LLC (v) any Capital Stock of KCI International and KCII Holdings LLC to the extent such Capital Stock constitutes more than 65% of all the issued and outstanding shares of all classes of the Capital Stock of any such entity, (vi) Welcome Lodge and any property located on and used in connection therewith or (vii) any secured proceeds account in which the proceeds from the issuance of the Senior Subordinated Notes are deposited.  It is understood and agreed that, notwithstanding the foregoing, no Lien or security interest shall be granted on any Scheduled Asset to the extent the consent of any third party is required for the granting of such Lien or security interest in such Scheduled Asset unless such consent has been obtained.  The relevant Grantor or Grantors shall use their reasonable best efforts to obtain such consent such that any such Scheduled Asset that has not been sold or otherwise disposed of on or prior to the Triggering Date shall become subject to the Liens and security interests granted hereunder as of the Triggering Date or as soon thereafter as practicable.  All rights of the Collateral Agent and the security interests granted to the Collateral Agent hereunder, and all obligations of each Grantor hereunder, shall be absolute and unconditional, irrespective of, among other things, any lack of validity or enforceability of any other Loan Document.

SECTION 4  REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit thereunder, each Grantor hereby represents and warrants to each Agent and each Lender that:

4.1                                 Representations of Guarantors.  In the case of each Guarantor, the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and each Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Company’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2                                 Title; No Other Liens.  (a)  Except for the security interest granted to the Collateral Agent for the ratable benefit of the Agents and the Lenders pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns or has rights in and the power to transfer each item of the Collateral free and clear of any and all Liens, claims, options or rights of others.  Except as set forth on Schedule 7, no financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such (i) as have been filed in favor of the Collateral Agent, for the ratable benefit of the Agents and the Lenders, pursuant to this Agreement, (ii) as are being terminated within 5 days of the Closing Date or (iii) as may have been filed in connection with Liens permitted by the Credit Agreement.

(b)  Such Grantor has exclusive possession and control of the Inventory and Equipment other than (i) any Inventory and Equipment in an aggregate amount not to exceed $1,000,000 stored at any leased premises or warehouse for which a landlord’s or warehouseman’s agreement, in form and substance satisfactory to the Collateral Agent, is in effect and (ii) Inventory and Equipment being leased to customers by KCI USA and KCI Licensing, Inc.

4.3                                 Perfected First Priority Liens.  Except as provided in Sections 5.8(i) and 5.9, the security interests granted pursuant to this Agreement (x) upon completion of the filings and other actions contemplated hereby (which, in the case of all filings and other documents, have been delivered to the Collateral Agent in completed and duly executed and authorized form, as appropriate), will constitute valid perfected security interests in all of the Collateral in favor of the Collateral Agent, for the ratable benefit of the Agents and the Lenders, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and upon the Collateral Agent obtaining Control of the Collateral that consists of Deposit Accounts, Investment Property, Letter-of-Credit Rights and Electronic Chattel Paper, against all Persons purporting to purchase any Collateral from such Grantor other than purchasers of inventory in the ordinary course of business and (y) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral.

4.4                                 Chief Executive Office.  On the date hereof, such Grantor’s exact legal name, as described in Section 9-503(a) of the UCC, is correctly set forth in Schedule 4 hereto.  Such Grantor has only the trade names, domain names and marks listed on Schedule 6 hereto.  On the date hereof, such Grantor is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office and the office in which it maintains all originals of all chattel paper that evidence Receivables of such Grantor, in the state or jurisdiction set forth in Schedule 4 hereto.  The information set forth in Schedule 4 hereto with respect to such Grantor is true and accurate in all respects.  Such Grantor has not previously changed its name, location, chief executive office, place where it maintains its agreements, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule 4 hereto.

4.5                                 Inventory and Equipment.  On the date hereof, all of such Grantor’s Inventory and the Equipment (other than mobile goods) are kept at the locations listed on Schedule 5, except with respect to Inventory and Equipment being leased to customers by KCI USA and KCI Licensing, Inc. in the ordinary course of business.  Within the 5 years preceding the execution of this Agreement, such Grantor’s Inventory and Equipment has not been located anywhere other than in the states specified on Schedule 5.

4.6                                 Farm Products.  None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.7                                 Pledged Securities.  (a)  The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor, provided that (i) in the case of Pledged Stock where the Issuers are Foreign Subsidiaries or are KCI International or KCII Holdings LLC, such Pledged Stock does not constitute more than 65% of all the issued and outstanding shares of all classes of the Capital Stock of such Foreign Subsidiary or KCI International or KCII Holdings LLC and (ii) the Pledged Stock does not include any Capital Stock of EMD CV and IMD CV owned by KCII, KCI International and/or or KCII Holdings LLC.

(b)                                 The Pledged Debt constitutes all of the outstanding indebtedness evidenced by promissory notes (other than indebtedness issued in connection with extensions of trade credit by any Grantor in the ordinary course of business) owed to such Grantor by the issuers thereof and, as of the date hereof, is outstanding in the principal amount indicated on Schedule 3 hereto.

(c)                                  All the shares of the Pledged Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(d)                                 The Pledged Debt constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e)                                  Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Pledged Securities pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and Liens permitted by Section 8.3 of the Credit Agreement.  All Pledged Securities consisting of certificated securities and instruments have been delivered to the Collateral Agent.

4.8                                 Receivables.  (a)  No amount payable to such Grantor under or in connection with any Receivable that is part of the Collateral is evidenced:  (i) by any Instrument which has not been delivered to and possessed by the Collateral Agent; (ii) by any Chattel Paper (other than Electronic Chattel Paper) that has not been clearly labeled and identified as being subject to the security interest created hereby in accordance with, and within the time periods specified in, Section 5.1; or (iii) by any Electronic Chattel Paper of which the Collateral Agent does not have Control pursuant to Section 9-105 of the UCC.

(b)                                 The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables that are part of the Collateral will at such times be accurate in all material respects.

4.9                                 Intellectual Property.  (a)  Schedule 6 lists (i) all active U.S. Patents, Trademark registrations and Copyright registrations, and applications for any of the foregoing, filed by or issued to each Grantor in its own name as of the date hereof; (ii) all active material foreign or multinational Patents, Trademark registrations and Copyright registrations, and applications for any of the foregoing, filed by or issued to each Grantor in its own name as of the date hereof; and (iii) all material IP Agreements by and between any Grantor and a third party.

(b)                                 To each Grantor’s knowledge, on the date hereof, all material Intellectual Property owned by such Grantor is valid and enforceable. On the date hereof, all material Intellectual Property owned by such Grantor is subsisting, unexpired, and unencumbered (except for the interest granted the Collateral Agent for the ratable benefit of the Agents and the Lenders pursuant to this Agreement and the other Liens permitted to exist on the Intellectual Property of such Grantor by the Credit Agreement), and is not abandoned.

(c)                                  No holding, decision or judgment has been rendered by any Governmental Authority (other than decisions by the U.S. Patent and Trademark Office and similar agencies worldwide during routine patent and trademark prosecution) which would limit, cancel or question the validity or enforceability of, or such Grantor’s rights in, any Intellectual Property owned by any Grantor in any respect that could reasonably be expected to have a Material Adverse Effect.

(d)                                 Except as set forth in Schedule 6, no action or proceeding is pending (other than routine patent and trademark prosecution in the ordinary course of business), or, to the knowledge of any Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property owned by any Grantor or such Grantor’s ownership interest therein and (ii) which, if adversely determined, would have a material adverse effect on the value of any Intellectual Property having material economic value that is owned by any Grantor.

(e)                                  Each Grantor has made all filings, recordations and other acts and has paid all required fees and taxes necessary to maintain and protect its interest in its Intellectual Property Collateral required to be listed in Section 4.9(a) and all other material Intellectual Property owned by such Grantor.

(f)                                    To each Grantor’s knowledge, the conduct of the Grantor’s business (including, for example, the use of such Grantor’s Intellectual Property in connection with the conduct of the Grantor’s business) does not infringe the Intellectual Property rights of any other Person.

4.10                           Commercial Tort Claims.  As of the date hereof, the Grantor has no Commercial Tort Claims other than those listed on Schedule 8 hereto.

4.11                           Deposit Accounts.  As of the date hereof, such Grantor has no Deposit Accounts, other than (i) the Deposit Accounts listed on Schedule 9 hereto, (ii) Deposit Accounts for security deposits and petty cash having a cash balance in the aggregate of no more than $250,000 at any one time and (iii) Deposit Accounts for payroll, taxes and employee benefits.  For Deposit Accounts listed on Schedule 9 hereto there are legal, binding and enforceable control agreements in effect for each such Deposit Account (other than such Deposit Accounts indicated by an asterisk on Schedule 9 and Deposit Accounts maintained with the Collateral Agent).

4.12                           Letter of Credit Rights.  As of the date hereof, such Grantor is not the beneficiary or assignee under any letter of credit.

SECTION 5  COVENANTS

Each Grantor covenants and agrees with the Agents and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full, no Letter of Credit shall be outstanding (or any outstanding Letters of Credit have been cash collateralized) and the Commitments shall have terminated:

5.1                                 Delivery of Instruments and Chattel Paper.  If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, such Instrument shall be immediately delivered to the Collateral Agent, duly indorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.  To the extent any such Instrument constitutes Pledged Debt, the Grantor delivering such Instrument to the Collateral Agent shall also deliver a supplement to Schedule 3 hereto, reflecting such additional Pledged Debt.  If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Chattel Paper, upon request of the Collateral Agent after the occurrence of an Event of Default which is continuing, such Chattel Paper shall be immediately delivered to the Collateral Agent, duly indorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.  Unless an Event of Default shall have occurred and be continuing, each Grantor shall be entitled to retain possession of all Collateral consisting of Chattel Paper (other than Electronic Chattel Paper), and shall hold all such Chattel Paper in trust for the Collateral Agent, for the ratable benefit of the Agents and the Lenders.  Upon the request of the Collateral Agent following the occurrence of an Event of Default, such Grantor shall cause all of its Chattel Paper (other than Electronic Chattel Paper) to bear a legend, conspicuously noted on such Chattel Paper, to the following effect:

“THIS CHATTEL PAPER IS SUBJECT TO A SECURITY INTEREST IN FAVOR OF MORGAN STANLEY & CO. INCORPORATED, AS COLLATERAL AGENT.  COMMUNICATIONS REGARDING THIS SECURITY INTEREST SHOULD BE DIRECTED TO MORGAN STANLEY & CO. INCORPORATED, AS COLLATERAL AGENT, 750 SEVENTH AVENUE, 11TH FLOOR, NEW YORK, NEW YORK 10020, ATTN: ALICE LEE.”

Each Grantor shall take all reasonable and necessary steps to facilitate the Collateral Agent having Control, pursuant to Section 9-105 of the UCC, of all Collateral consisting of Electronic Chattel Paper.

5.2                                 Maintenance of Insurance.  (a)  Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Collateral Agent and (ii) insuring such Grantor, the Agents and the Lenders against liability for personal injury and property damage relating to such Inventory and Equipment, such policies to be in such amounts and covering such risks as is commercially reasonable and prudent with respect to the business and properties of the Grantors and which is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Grantors operate.

(b)                                 All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after notice to the Collateral Agent thereof, (ii) name the Collateral Agent as an additional insured party or loss payee, as its interests may appear, and, (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause.

(c)                                  The Company shall deliver to the Collateral Agent during the month of January in each calendar year a report of a reputable insurance broker with respect to insurance then maintained with third parties required by the Loan Documents and a certificate of a Responsible Officer of the Company as to the self-insurance arrangements of the Grantors then in effect, and such supplemental reports with respect thereto as the Collateral Agent may from time to time reasonably request.

5.3                                 Maintenance of Perfected Security Interest; Further Documentation.  (a)  Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever; provided, however, that with respect to Collateral with an aggregate value not to exceed $500,000, such Grantor shall not be required to maintain such security interest or take such actions.

(b)                                 Such Grantor hereby agrees that it shall: (i) cause the Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, other than any Equipment that is obsolete or that is no longer useful in the ordinary course of business of such Grantor, and make or cause to be made all repairs, replacements and other improvements in connection therewith which are necessary so that such Grantor may properly conduct its business; and (ii) at the request of the Collateral Agent following the occurrence of an Event of Default, mark conspicuously each document included in Inventory and, each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Collateral Agent indicating that such document or Collateral is subject to the security interest granted hereby.

(c)                                  Such Grantor will furnish to the Collateral Agent and the Lenders from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(d)                                 At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the priority of the security interests described in Section 4.3.  Each Grantor will promptly take such further actions as the Collateral Agent may reasonably request to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor.

5.4                                 Changes in Locations, Name, etc.  Such Grantor will not, except upon 15 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of all documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(i)                                      change its state of organization from that referred to in Section 4.4;

(ii)                                   change the location of its chief executive office (and, if such Grantor only has one place of business, its sole place of business) from that referred to in Section 4.4; or

(iii)                                change its name, identity or corporate structure to such an extent that any financing statement filed by the Collateral Agent in connection with this Agreement would become misleading.

5.5                                 Notices.  Such Grantor will advise the Collateral Agent and the Lenders promptly, in reasonable detail, of:

(a)                                   any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and

(b)                                  the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of such Grantor’s Collateral or on the security interests created hereby.

5.6                                 Investment Property.  (a)  If such Grantor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Agents and the Lenders and hold the same in trust for the Agents and the Lenders and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations.  At such time as such Grantor delivers such stock certificate, option or rights in respect of Capital Stock of any Issuer to the Collateral Agent, such Grantor shall also deliver a supplement to Schedule 2 hereto, reflecting such additional Pledged Stock.  Any sums paid upon or in respect of the Pledged Securities upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Securities or any property shall be distributed upon or with respect to the Pledged Securities pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations.  If any sums of money or property so paid or distributed in respect of the Pledged Securities shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Agents and the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b)                                 Without the prior written consent of the Collateral Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Securities or Proceeds thereof (except pursuant to a transaction not prohibited by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Pledged Securities or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and other Liens permitted by Section 8.3 of the Credit Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Pledged Securities or Proceeds thereof.

(c)                                  In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) with respect to the Pledged Stock issued by it and (iii) the terms of Section 6.3(a) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(a) with respect to the Pledged Securities issued by it.

(d)                                 Each Grantor shall (i) at all times maintain its Investment Property (other than, subject to Section 6.4, Cash Equivalents) under the “control” (within the meaning of Section 9-106 of the UCC) of the Collateral Agent and (ii) and shall not permit any other Person (other than the Collateral Agent) to exercise or obtain “control” (within the meaning of Section 9-106 of the UCC) of any of its Investment Property (including Cash Equivalents) in connection with the grant of a Lien by such Grantor to or for the benefit of such Person or any other Person (other than the Collateral Agent).  Without limiting the foregoing, if requested by the Collateral Agent with respect to any Security Entitlement of such Grantor, such Grantor shall, and shall cause the relevant Securities Intermediary to, enter into a control agreement in form and substance satisfactory to the Collateral Agent for the purpose of perfecting the security interest in such Security Entitlement granted pursuant to this Agreement.  Each Grantor agrees not to permit the issuer of any interest in a partnership or limited liability company owned by it to be designated as a “Security” under the UCC in effect in any jurisdiction unless such Grantor shall have taken all of the actions required, including any required filings, to maintain the perfection of the security interests granted in such interests hereunder.

5.7                                 Receivables.  (a)  Other than in the ordinary course of business consistent with its past practice and other than in connection with any Receivable which is not material in amount, such Grantor will not (i) grant any extension of the time of payment of any Receivable that is part of the Collateral, (ii) compromise or settle any such Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any such Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any such Receivable in any manner that could adversely affect the value thereof.

(b)                                 Such Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.

(c)                                  Upon the request of the Collateral Agent following the occurrence of an Event of Default, such Grantor will mark conspicuously each chattel paper included in Receivables, and at the request of the Collateral Agent, each of its records pertaining to such Collateral with a legend, in form and substance satisfactory to Collateral Agent, indicating that such chattel paper of Collateral is subject to the security interest granted hereby.

5.8                                 Intellectual Property.  (a)  Each Grantor will (i) continue to use (either itself or through licensees) each material Trademark owned by such Grantor on each and every trademark class of goods or services applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain (and require each licensee to maintain) as in the past the quality of products and services offered under each Trademark owned by such

Grantor, (iii) use (and require each licensee to use) each Trademark owned by such Grantor with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of each Trademark owned by such Grantor unless the Collateral Agent, for the ratable benefit of the Agents and the Lenders, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material Trademark owned by such Grantor may lapse or become invalidated or impaired in any way.

(b)                                 Each Grantor will not knowingly do any act, or omit to do any act, whereby any material Patent owned by such Grantor may become forfeited, abandoned or dedicated to the public.

(c)                                  Each Grantor (i) will employ each material Copyright owned by such Grantor and (ii) will not do (or permit any licensee or sublicensee thereof to do) any act or knowingly omit doing any act whereby any material Copyright owned by such Grantor may lapse or become invalidated or otherwise impaired.  Such Grantor will not do any act or omit to do any act whereby any material Copyright owned by such Grantor may fall into the public domain.

(d)                                 Each Grantor will not do any act that knowingly infringes the intellectual property rights of any other Person.

(e)                                  Each Grantor will notify the Collateral Agent and the Lenders immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property owned by such Grantor may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, such Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f)                                    Each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit B-1 and Exhibit B-2 hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in Intellectual Property owned by such Grantor with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authorities necessary to perfect the security interest hereunder in such Intellectual Property.

(g)                                 Each Grantor agrees that should it obtain an ownership interest in any Intellectual Property that is not on the date hereof a part of the Intellectual Property of such Grantor (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property of such Grantor subject to the terms and conditions of this Agreement with respect thereto.  At the time of delivery of the next financial statement required to be delivered pursuant to Sections 7.1(a) and (b) of the Credit Agreement, each Grantor shall give written notice to the Collateral Agent identifying (i) all active Patents, Trademark registrations and Copyright registrations, and applications for any of the foregoing, filed by or issued to each Grantor in its own name, and (ii) all material IP Agreements by and between any Grantor and a third party included in the After-Acquired Intellectual Property acquired during the applicable time period covered by such financial statement, and such Grantor shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit C-1 or Exhibit C-2 hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property which IP Security Agreement Supplement shall be recorded by the Collateral Agent with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

(h)                                 Each Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each material application (and to obtain the relevant registration) and to maintain each registration of material Intellectual Property owned by such Grantor, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(i)                                     In the event that any material Intellectual Property owned by a Grantor is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Collateral Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

(j)                                     Except upon an Event of Default, it is understood and agreed that no filings shall be made, and no other actions shall be required or taken, in any country other than the United States of America in order to perfect the security interest granted hereunder in any Intellectual Property.

(k)                                  No later than September 30, 2003, each Grantor will take all action necessary to perfect the Collateral Agent’s first priority lien in Intellectual Property Collateral, including, without limitation, the filing of all releases and corrections to chains of title with the relevant Governmental Authority.

5.9                                 Government Contracts.  Each Grantor shall, to the extent practicable, provide reasonable advance notice to the Collateral Agent (i) prior to or, if such advance notice is not practicable, shall provide notice to the Collateral Agent promptly after, entering into a contract with a Governmental Authority and (ii) prior to or, if such advance notice is not practicable, shall provide notice to the Collateral Agent promptly after, the sale of goods or the provision of services to a Governmental Authority resulting in the creation of a Governmental Receivable if the amounts owing to any of the Grantors under such contract or Governmental Receivable, in the aggregate together with the amounts owing to any Grantors under all such contracts then in effect (including any such contract entered into prior to the Closing Date) and/or Governmental Receivables then outstanding (including any such Governmental Receivables arising prior to the Closing Date), but without duplication, exceed $10,000,000 at any time, and shall, in such event at the request of the Collateral Agent, provide any notices and make any filings required under the Assignment of Claims Act and any other amendments or modifications to this Agreement in order to grant, maintain and/or perfect, to the extent permitted by applicable law, the security interest in all such contracts and Governmental Receivables granted pursuant to this Agreement.  Notwithstanding the foregoing, this Section 5.9 shall not apply to Medicare or Medicaid Receivables prior to the occurrence of an Event of Default.

5.10                           Deposit Accounts; Post-Closing Covenant.  (a)  Each Grantor shall enter into an account control agreement by September 30, 2003, in form and substance satisfactory to the Collateral Agent, with each financial institution with which such Grantor maintains a Deposit Account indicated with an asterisk on Schedule 9.  Each Grantor shall maintain all Deposit Accounts only with the Collateral Agent or banks (“Pledged Account Banks”) that have agreed, in a record authenticated by the Grantor, the Collateral Agent and the applicable Pledged Account Banks to (i) comply with instructions originated by the Collateral Agent directing the disposition of funds in the Deposit Account without the further consent of the Grantor and (ii) waive or subordinate in favor of the Collateral Agent all claims of the Pledged Account Bank (including, without limitation, claims by way of a security interest, lien or right of setoff or right of recoupment) to such Deposit Account, in form and substance satisfactory to the Collateral Agent; provided that, (x) Deposit Accounts for security deposits and petty cash having a cash balance in the aggregate of no more than $250,000 at any one time and (y) Deposit Accounts for payroll, taxes and employee benefits may be maintained at any bank without having to obtain an account control agreement with respect to such Deposit Accounts.  Each Grantor hereby grants to the Collateral Agent, for the benefit of the Collateral Agent and the Lenders, a continuing lien upon, and security interest in, all such accounts and all funds at any time paid, deposited, credited or held in such accounts (whether for collection, provisionally or otherwise) or otherwise in the possession of such financial institutions, and each such financial institution shall act as the Collateral Agent’s agent in connection therewith.

5.11                           Bailees and Warehouses.  Except with respect to Inventory and Equipment being leased to customers by KCI USA and KCI Licensing, Inc., no Collateral in excess of $1,000,000 in the aggregate shall at any time be in the possession or control of any warehouse, bailee or any of any Grantor’s agents or processors without the Collateral Agent’s prior written consent and unless the Collateral Agent, if the Collateral Agent has so requested, has received warehouse receipts or bailee lien waivers satisfactory to the Collateral Agent prior to the commencement of such possession or control.  Upon and during the continuance of an Event of Default, each Grantor shall, upon the request of the Collateral Agent, notify any such warehouse, bailee, agent, processor or lessor of the Liens, shall instruct such Person to hold all such Collateral for the Collateral Agent’s account subject to the Collateral Agent’s instructions and shall obtain an acknowledgement from such Person that such Person holds the Collateral for the Collateral Agent’s benefit.

5.12                           Commercial Tort Claims.  Each Grantor shall notify the Collateral Agent of any Commercial Tort Claim which arises in which such Grantor is a claimant wherein the amount sought in such Commercial Tort Claim is in excess of $500,000.  If the Collateral Agent requests, such Grantor shall execute a security agreement in form similar to this Agreement and take all other necessary action to provide the Collateral Agent a security interest in such Commercial Tort Claim as if it were part of the Collateral hereunder.

SECTION 6  REMEDIAL PROVISIONS

6.1                                 Certain Matters Relating to Receivables.  (a)  The Collateral Agent shall have the right to make test verifications of the Receivables that are part of the Collateral in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may require in connection with such test verifications.  At any time and from time to time after the occurrence and during the continuation of and Event of Default, upon the Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables that are part of the Collateral.

(b)                                 If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables that are part of the Collateral, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Agents and the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Agents and the Lenders, segregated from other funds of such Grantor.  Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)                                  At the Collateral Agent’s reasonable request, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables that are part of the Collateral, including, without limitation, all original orders, invoices and shipping receipts.

6.2                                 Communications with Account Debtors and Obligors; Grantors Remain Liable.  (a)  The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with Account Debtors and obligors under the Collateral to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any such Collateral.

(b)                                 Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify Account

Debtors and obligors on the Collateral that such Collateral has been assigned to the Collateral Agent for the ratable benefit of the Agents and the Lenders and that payments in respect thereof shall be made directly to the Collateral Agent.

(c)                                  Anything herein to the contrary notwithstanding, each Grantor shall remain liable under the Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  No Agent or Lender shall have any obligation or liability under any Collateral (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by any Agent or any Lender of any payment relating thereto, nor shall any Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Collateral (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3                                 Pledged Stock.  (a)  Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Debt, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities, provided, however, that no vote shall be cast or corporate right exercised or other action taken which, in the Collateral Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b)                                 If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in such order as the Collateral Agent may determine, and (ii) any or all of the Pledged Securities shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)                                  Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) upon the occurrence of an Event of Default, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent.

6.4                                 Proceeds to be Turned Over To Collateral Agent.  In addition to the rights of the Collateral Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks, Cash Equivalents and other near-cash items shall be held by such Grantor in trust for the Agents and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required).  All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control.  All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Agents and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5                                 Application of Proceeds.  (a) At such intervals as may be agreed upon by the Company and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds held in any Collateral Account in payment of the Obligations (after payment of any amounts payable to the Collateral Agent pursuant to Section 8.4 of this Agreement), in the following manner:

(i)                                     first, paid to the Agents for any amounts then owing to the Agents pursuant to Section 11.5 of the Credit Agreement or otherwise under the Loan Documents, ratably in accordance with such respective amounts then owing to the Agents; and

(ii)                                  second, ratably (A) paid to the Lenders for any amounts then owing to them under the Loan Documents ratably in accordance with such respective amounts then owing to such Lenders and (B) used to cash collateralize outstanding Letters of Credit.

(b)                                 Any balance of such Proceeds remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding (or all outstanding Letters of

Credit shall have been cash collateralized) and the Commitments shall have terminated, shall be paid over to the Company or to whomsoever may be lawfully entitled to receive the same.

6.6                                 Code and Other Remedies.  If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Agents and the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other applicable law.  Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate, realize upon the Collateral or take possession of any Collateral not yet in its possession without demand or legal process, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Lender or elsewhere upon such terms and conditions and at such prices as are commercially reasonable, for cash or on credit or for future delivery without assumption of any credit risk.  The Collateral Agent and each Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released, and may pay for the Collateral by crediting the Obligations.  Each Grantor further agrees that upon and during the continuance of an Event of Default, at the Collateral Agent’s request, it shall assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Collateral Agent and each Lender shall have the right to occupy any premises owned or leased (subject to any required landlord consent) by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate their rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation.  The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Agents and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the UCC, need the Collateral Agent account for the surplus, if any, to any Grantor.  To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Agent or any Lender arising out of the exercise by them of any rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7                                 Intellectual Property.  If any Event of Default shall occur and be continuing, in the event of any sale or other disposition of any of the Intellectual Property of any Grantor in accordance with this Section 6, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

6.8                                 Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by any Agent or any Lender to collect such deficiency.

SECTION 7  THE COLLATERAL AGENT

7.1                                 Collateral Agent’s Appointment as Attorney-in-Fact, etc.  (a)  Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)                                     in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable that is part of the Collateral or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any such Receivable or with respect to any other Collateral whenever payable;

(ii)                                  in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Agents’ and the Lenders’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)                               pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)                              execute, in connection with any sale provided for in Section 6.6, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)                                 (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Intellectual Property included in the Collateral (along with the goodwill of the business to which any such Intellectual Property pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)                                 If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)                                  The reasonable expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Base Rate Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d)                                 All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2                                 Duty of Collateral Agent.  The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.  No Agent or Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Agents and the Lenders hereunder are solely to protect the Agents’ and the Lenders’ interests in the Collateral and shall not impose any duty upon any Agent or any Lender to exercise any such powers.  The Agents and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3                                 Authorization of Financing Statements.  Pursuant to Sections 9-502 and 9-509 of the UCC and any other applicable law, each Grantor hereby authorizes the Collateral Agent to file or record financing statements or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral or other statutory liens held by the Collateral Agent in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement.  Such financing statements may describe the Collateral in the same manner as described in this Agreement or may contain an indication or description of the Collateral that describes such property in any other manner as the Collateral Agent may determine is necessary or advisable to ensure the perfection of the security interest in Collateral granted to the Collateral Agent in connection herewith, including, without limitation, describing such property as “all assets” or “all personal property.”  A photographic or other reproduction or summation of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.  Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

7.4                                 Authority of Collateral Agent.  Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agents and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Agents and the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8  MISCELLANEOUS

8.1                                 Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with subsection 11.1 of the Credit Agreement.

8.2                                 Notices.  All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in subsection 11.2 of the Credit Agreement, provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 1.

8.3                                 No Waiver by Course of Conduct; Cumulative Remedies.  The Agents and the Lenders shall not by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of any Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by any Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Agent or such Lender, as the case may be, would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4                                 Enforcement Expenses; Indemnification.  (a)  Each Guarantor agrees to pay or reimburse each Agent and Lender for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Collateral Agent.

(b)                                 Each Guarantor agrees to pay, and to save the Agents and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral.

(c)                                  Each Guarantor agrees to pay, and to save the Agents and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Company would be required to do so pursuant to subsection 11.5 of the Credit Agreement.

(d)                                 The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5                                 Successors and Assigns; Continuing Security Interest.  This Agreement shall be binding upon each Grantor and its respective successors and assigns and shall inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Agents and the Lenders and their successors and assigns, provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.  This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the latest of (i) the payment in full in cash of the Obligations, (ii) the termination of the Commitments and (iii) the expiration, termination or cash collateralization of all Letters of Credit and all Eligible Hedge Agreements.  Without limiting the generality of the foregoing clause, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loan owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 11.6 of the Credit Agreement.

8.6                                 Set-Off.  Each Grantor hereby irrevocably authorizes each Agent and each Lender at any time and from time to time while an Event of Default pursuant to Section 9(a) of the Credit Agreement shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Agent or such Lender to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Agent or such Lender may elect, against and on account of the obligations and liabilities of such Grantor to such Agent or such Lender hereunder and claims of every nature and description of the Agents or the Lenders against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Agent or such Lender may elect, whether or not such Agent or such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  Each Agent and each Lender shall notify such Grantor promptly of any such set-off and the application made by such Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Agents and each Lender under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agents or such Lender may have.

8.7                                 Security Interest Absolute.  The obligations of each Grantor under this Agreement are independent of the Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Grantor to enforce this Agreement, irrespective of whether any action is brought against such Grantor or any other Loan Party or whether such Grantor or any other Loan Party is joined in any such action or actions.  All rights of the Collateral Agent and the other Agents and Lenders and the pledge, assignment and security interest hereunder, and all obligations of each Grantor hereunder, shall be irrevocable, absolute and unconditional irrespective of, and each Grantor hereby irrevocably waives (to the maximum extent permitted by applicable law) any defenses it may now have or may hereafter acquire in any way relating to, any or all of the following:

(a)                                  any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of any other Loan Party under or in respect of the Loan Documents or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)                                  any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations;

(d)                                 any manner of application of any Collateral or any other collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)                                  any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)                                    any failure of any Agent or Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, assets, nature of assets, liabilities or prospects of any other Loan Party now or hereafter known to such Agent or Lender (each Grantor waiving any duty on the part of the Agents and Lenders to disclose such information);

(g)                                 the failure of any other Person to execute this Agreement or any other Security Document, guaranty or agreement or the release or reduction of liability of any other Grantor or other grantor or surety with respect to the Obligations; or

(h)                                 any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Agent or Lender that might otherwise constitute a defense available to, or a discharge of, such Grantor or any other Grantor or a third party grantor of a security interest (other than the defense of payment or performance in full or the release of such Grantor from its obligations hereunder in accordance with Section 8.18).

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Agent or Lender or by any other Person upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

8.8                                 Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.9                                 Mortgages.  In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

8.10                           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.11                           Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.12                           Integration.  This Agreement and the other Loan Documents represent the agreement of the Grantors, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agents or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.13                        GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

8.14                           Submission to Jurisdiction; Waivers.  Each Grantor hereby irrevocably and unconditionally:

(a)                                   submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                  appoints CT Corporation System as its authorized agent to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding of the nature referred to in this Section 8.14;

(c)                                   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(d)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to CT Corporation System at 111 Eighth Avenue, New York, New York 10011 or at such other New York State address of which the Collateral Agent shall have been notified pursuant thereto;

(e)                                   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(f)                                     waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.15                           Acknowledgements.  Each Grantor hereby acknowledges that:

(a)                               it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)                              the Agents and the Lenders have no fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Agents and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                               no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among any of the Lenders or among the Grantors and the Lenders.

8.16                        WAIVER OF JURY TRIAL.  EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH AGENT AND LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.17                           Additional Grantors.  Each Subsidiary of the Company that is required to become a party to this Agreement pursuant to subsection 7.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary to the Collateral Agent of an Assumption Agreement in the form of Annex 1 hereto.

8.18                           Releases.  (a)  At such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full, the Commitments have been terminated and no Letter of Credit or Eligible Hedge Agreement shall be outstanding (or all outstanding Letters of Credit shall have been cash collateralized), the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors.  At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)                                 If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.  At the request and sole expense of the Company, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of, or such Guarantor shall be dissolved, in a transaction not prohibited by the Credit Agreement; provided that the Company shall have delivered to the Collateral Agent, at least seven Business Days prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Company stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

[Signature page to follow.]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

KINETIC CONCEPTS, INC.
By:
Name:
Title:

KCI HOLDING COMPANY, INC.
KCI INTERNATIONAL, INC.
KCI LICENSING, INC.
KCI REAL HOLDINGS, L.L.C.
KCI USA REAL HOLDINGS, L.L.C.
KCI USA, INC.
MEDCLAIM, INC.

By:
Name:
Title:

KCI PROPERTIES LIMITED
By:	KCI USA Real Holdings, L.L.C.,
its General Partner

By:
Name:
Title:

KCI REAL PROPERTY LIMITED
By:	KCI USA Real Holdings, L.L.C.,
its General Partner

By:
Name:
Title:

ACKNOWLEDGEMENT AND CONSENT*

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of August 11, 2003 (the “Agreement”), made by the Grantors parties thereto for the benefit of Morgan Stanley & Co. Incorporated, as Collateral Agent.  The undersigned agrees for the benefit of the Agents and the Lenders as follows:

First:                                                     The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

Second:                                     The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) of the Agreement.

Third:                                                The terms of Section 6.3(a) of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(a) of the Agreement.

[NAME OF ISSUER]

By

Title

Address for Notices:

Fax:

*              Only required to be delivered by Issuers which are Subsidiaries but not Grantors.